Exhibit 10.6

STRATEGIC ADVISOR AGREEMENT

This STRATEGIC ADVISOR AGREEMENT (this “Agreement”) by and between Applied DNA Sciences, Inc., a Delaware corporation with its principal place of business at 50 Health Sciences Drive Stony Brook, NY 11790 (“Customer”), and Cypress Management LLC, a Puerto Rico limited liability company with its principal place of business at 2067 Calle Espana #4 San Juan, PR 00911 (“Advisor”), is entered into as of September 29, 2025 (the “Effective Date”). Customer and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Customer is a biotechnology company who desires to expand and diversify its business through integration of cryptocurrency and digital asset strategies as part of its treasury management strategy; and

WHEREAS, Advisor is a company in the digital asset industry who provides software, services, and technical advisory services regarding BNB, the native token of the decentralized BNB Chain, and related technologies;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1. Engagement

1.1            Services. Advisor agrees to provide strategic advisory services to Customer as described in Schedule A attached hereto (the “Services”). In addition to the services, functions, responsibilities and tasks expressly described in Schedule A, the following are deemed to be included in the Services as if expressly described therein: (a) services, functions, responsibilities and tasks that are reasonably required for, or incidental to, the proper performance and provision of the expressly described Services or are otherwise customarily performed by providers of the expressly described Services; and (b) communication and coordination of efforts by and among Advisor’s personnel as required to perform such services, functions, responsibilities and tasks.

1.2            Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

1.3            Reports. Advisor shall: (a) prepare status reports on a frequency and using a format as mutually agreed by Advisor and Customer, but in no event less frequently than quarterly; and (b) permit Customer and its representatives to monitor the progress of Advisor’s work from time to time.

1.4            Advisor Tools and Content. Except as otherwise specifically provided in this Agreement, Advisor shall be responsible for providing all personnel, software, tools, methodologies, content, and other resources as necessary to create and provide the Services and any applicable deliverables hereunder.

2. Term and Termination

2.1            Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”), and shall automatically and without further action renew for successive one (1) year terms (each, a “Successive Term” and collectively, the “Successive Terms”), unless one Party notifies the other in writing that it does not desire to renew the Agreement at least 30 days prior to the expiration of the Initial Term or the then-current Successive Term or earlier terminated in accordance with this Section 2 (the Initial Term and any and all Successive Terms, the “Term”).

2.2            Termination for Cause. Advisor may terminate this Agreement immediately upon written notice to Customer if Customer materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach. Customer may terminate this Agreement immediately upon written notice to Advisor if Advisor materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach; provided, however, that any of the following will be grounds for immediate termination of this Agreement by Customer: (a) Advisor’s breach of the obligations set forth in Section 4 (Confidentiality); or (b) Advisor’s acts or omissions constituting fraud, gross negligence or willful misconduct in performing its obligations under this Agreement, as determined by a court of competent jurisdiction.

2.3            Termination by Mutual Agreement. Both Parties may agree in writing to terminate this Agreement by mutual agreement at any point during the Term.

2.4            Termination for Insolvency. If a Party (a) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that is not released within 60 days after filing, (b) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of the Party, or (c) makes a general assignment for the benefit of creditors, then the other Party may terminate this Agreement by giving a termination notice and termination will become effective 10 days after receipt of notice; provided, however, that this Section 2.3 shall not apply and none of the events described herein shall not be deemed to occur if Advisor, with Customer’s prior written consent which shall not be unreasonably withheld, assigns its obligations under this Agreement to an affiliate that is not so subject to any of such events.

2.5            Automatic Termination. This Agreement shall automatically and without further action terminate upon termination for any reason or expiration, in all cases in accordance with its terms, of that certain Strategic Digital Assets Services Agreement (the “Services Agreement”), of even date herewith, by and between Customer and Cypress LLC (“Cypress”).

2.6            Effect of Termination. Upon any lawful and valid termination of this Agreement, Advisor shall cease providing the Services, and Customer shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination. Notwithstanding the foregoing, upon a termination (a) by Customer pursuant to Section 2.3 or (b) pursuant to Section 2.5 as a result of the Services Agreement being terminated by Customer for any reason during the term of the Services Agreement other than for Cause (as defined in the Services Agreement) or pursuant to Section 13(b)(y) of the Services Agreement, or if Cypress terminates the Services Agreement for Cause, then in case of either of clauses (a) or (b), Customer shall pay to Advisor, as liquidated damages and not as a penalty, an amount equal to all fees and other compensation that would have accrued to Advisor under this Agreement from the date of such termination through the end of the Term, paid monthly throughout the Term in accordance with the payment provisions herein. The Parties acknowledge and agree that the actual damages in such event would be difficult to ascertain and that this amount represents a reasonable estimate thereof and not a penalty. Provisions concerning the Parties’ rights and obligations which by the content of the provision operate after termination, or which are necessary to enforce any right, shall survive termination or expiration of this Agreement, including without limitation Sections 2.7 (Termination Assistance), 3.2 (Taxes), 3.3 (Audit), 4 (Confidentiality), 5 (Limitation of Liability), 7 (Indemnification), 8 (Intellectual Property), and 9 (Miscellaneous) and this Section 2.6.

2.7            Termination Assistance. Upon any lawful and valid termination or expiration of this Agreement, Advisor will cooperate and assist with the orderly transfer of the Services and the functions, responsibilities, tasks and operations comprising the Services to Customer or another service provider in connection with the expiration or earlier termination of the Agreement for any reason. Advisor shall provide such transition services and assistance (including reasonable knowledge transfer) at the request of Customer, which must be made at or before the time of termination, for a period not to exceed 90 days after the effective date of termination or expiration (“Transition Assistance Period”). Advisor must provide all information and assistance necessary to transition Services and functions being performed by Advisor to Customer or a third party selected by Customer. Advisor shall provide the same quality and level of performance of the Services during the Transition Assistance Period as provided prior to the termination or expiration of the Agreement. The terms and conditions of this Agreement shall remain in effect during the Transition Assistance Period.

3. Compensation

3.1            Compensation. Advisor will invoice Customer for Services on a monthly basis as set forth in Schedule B for Services rendered during the previous monthly period (“Compensation”), and payment for Compensation will be due within 15 days of receipt of the invoice, except to the extent fees are disputed in good faith. The Compensation set forth herein are inclusive of all taxes.

3.2            Taxes. Advisor is responsible for payment of all taxes of every kind imposed in connection with the performance of Services under this Agreement.

3.3            Audit. During the Term and for one year after termination or expiration of this Agreement, Customer may at its option and expense conduct an on-site audit of Advisor’s books and records related to the performance of its obligations under this Agreement. Audits shall (a) be no more than once per year and with at least thirty (30) business days’ advance written notice; (b) be conducted during normal business hours; and (c) not adversely impact Advisor’s daily operations.

4. Confidentiality

4.1            Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s financial position, MNPI (defined below), investment methodologies, business affairs, products, services, technology, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.” Notwithstanding anything to the contrary in this Agreement, Customer’s Confidential Information includes MNPI. For purposes of this Agreement (a) “MNPI” means material non-public information of Customer, including information regarding Customer’s financial position and the value of any accounts or cryptocurrency “wallets” identified by Customer or Customer’s Affiliates to Advisor or any of Advisor’s Affiliates; and (b) “Account Assets” means (i) proceeds of the offering of Customer’s or Customer’s Affiliates’ securities to Advisor or Advisor’s Affiliates; and (ii) any additional assets of Customer designated as “Account Assets” by Customer in writing.

4.2            Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however, in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3            Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations or exercise its rights under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4            Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement.

4.5            Compelled Disclosure. If receiving Party is required by law or court order to disclose any of the disclosing Party’s Confidential Information, receiving Party shall: (a) notify disclosing Party in writing as soon as possible, but in no event less than 10 days prior to any such disclosure; (b) cooperate with the disclosing Party to preserve the confidentiality of disclosing Party’s Confidential Information consistent with applicable law; (c) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with law or court order, and (d) otherwise maintain the confidentiality of the disclosing Party’s Confidential Information.

4.6.           MNPI. Advisor will not trade in the securities of Customer or any Affiliate of Customer while in possession of MNPI or other Confidential Information of Customer or any Affiliate of Customer. In addition, Advisor will not, and will not permit any of Advisor’s Affiliates or their respective control persons, officers, employees, or personnel to, (a) trade while in possession of MNPI (b) use MNPI to trade against the interests of Customer or the Account Assets, or (c) engage in any transaction where Advisor or any of Advisor’s Affiliates will, to the detriment of Customer or the Account Assets, profit from a decline in the price of a digital asset, including a short sale, put option, swap or other transaction, which would have substantially the same economic effect (however described), but excluding for these purposes all risk-mitigating hedging activities, liquidity commitments and bona fide market making activities contemplated under this Agreement.

5. Limitation of Liability

5.1            Liability Cap. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement provided, however, any liability resulting from the gross negligence or willful misconduct of a Party shall not be limited.

5.2            Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

6. Representations and Warranties

6.1            Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2            Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3            Investor Status. The Advisor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

6.4            Broker/Dealer Status.  The Advisor represents that neither the Advisor, nor any of its related entities (i) is required, with respect to the transactions contemplated hereby or otherwise, to register as a “broker” or “dealer” in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

6.5            Advisor Representations. Advisor represents and warrants that (a) the Services will be performed in a competent, professional, timely and workmanlike manner in accordance with industry standards by qualified individuals who have the skills necessary to perform the tasks described in Schedule A and are experienced in providing the types of Services they are to perform under this Agreement; (b) Advisor has a pool of qualified professionals, sufficient to timely complete the Services; (c) the Services shall conform in all material respects to the terms of this Agreement and any applicable specifications agreed to in writing by the Parties; (d) Advisor owns or has the right to license the applicable materials provided to Customer hereunder; (e) none of the Services or any deliverables provided to Customer in conjunction with this Agreement (the “Deliverables”) will to the best knowledge of Advisor contain or transmit any virus or other code, characters or sequence of characters that are intended to cause damage to or disruption of computer systems; (f) Advisor shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party; (g) the Deliverables, and Customer’s use of each Deliverable, shall not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party; (h) in rendering its Services hereunder, Advisor will not be in violation of any contract binding upon Advisor; and (i) Advisor does and will comply in all respects with, and will perform the Services and provide the Deliverables in compliance with, at its expense, national and local laws, rules and regulations and applicable foreign and international laws, rules and regulations applicable to Advisor’s performance, and Customer’s receipt of, Services and Deliverables. “Intellectual Property Rights” means any and all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, computer software (including, without limitation, the object code and source code of such software), technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all URLs, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

7. Miscellaneous

7.1            Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in the preamble of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 9.1 shall affect the right of the Parties to serve process in any manner permitted by law. Notwithstanding anything to the contrary in this Agreement, if Advisor breaches (or attempts or threatens to breach) its obligations related to confidentiality, including with respect to the use of MNPI or transition services, Customer will be entitled, without the need to post bond or prove damages, to proceed directly to court to seek the entry of an appropriate order compelling performance by Advisor and restraining it from any further breaches (or attempted or threatened breaches).

7.2            Entire Agreement; Waiver; Severability; Headings. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof. The failure by a Party to exercise any right hereunder will not operate as a waiver of such Party’s right to exercise such right or any other right in the future. No waiver may be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement is sought and then only to the extent expressly specified therein. In the event that any of the terms of this Agreement become or are declared to be invalid or unenforceable, the remainder of the terms will remain in full force and effect and, if necessary, will be amended to achieve as closely as possible the intended effect of the original term. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

7.3            Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4            Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to an Affiliate, or in the case of Advisor to an Affiliate of Advisor. For purposes of this Agreement, “Affiliate” means any entity controlled, directly or indirectly, by a Party, where “control” means holding 50% or more of the outstanding voting securities of such entity. This Agreement will bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Any assignment, delegation or other transfer in violation of this paragraph is void.

7.5            Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.6            Counterparts. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Strategic Advisor Agreement as of the Effective Date.

CUSTOMER:

Applied DNA Sciences, Inc.

By:	/s/ Beth Jantzen
Name:	Beth Jantzen
Title:	Chief Financial Officer
Date:	September 29, 2025

ADVISOR:

Cypress Management LLC

By:	/s/ Johnathan Pasch
Name:	Johnathan Pasch
Title:	Managing Member
Date:	September 29, 2025

[Signature Page to Strategic Advisor Agreement]